File No. 33-63463

                          U.S.$10,000,000,000
                 GENERAL MOTORS ACCEPTANCE CORPORATION
                            MEDIUM-TERM NOTES
        DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

     General Motors Acceptance Corporation (the "Company") may offer from time to time its Medium-Term Notes Due from Nine Months to Thirty Years from Date of Issue (the "Notes"). The Notes offered by this Prospectus will be limited to up to U.S.$10,000,000,000 aggregate initial offering price or the equivalent thereof in other currencies, including composite currencies such as the European Currency Unit ("ECU") (the "Specified Currency"). The Notes will be offered at varying maturities due from nine months to thirty years from the date of issue (the "Issue Date"), as selected by the purchaser and agreed to by the Company, and may be subject to redemption at the option of the Company or repayment at the option of the holder thereof prior to the maturity date thereof (as further defined herein, the "Maturity Date"). Each Note will be denominated in U.S. dollars or in the Specified Currency, as set forth in a Pricing Supplement (the "Pricing Supplement") to this Prospectus. See "Important Currency Exchange Information" and "Risk Factors-Foreign Currency Risks."


   SUPPLEMENT NO.  26                       DATED:  February 23, 1996
                   --                               -----------------
                                                   INTEREST RATE  PER ANNUM
                                                    SEMI-ANNUAL    ANNUAL
              RANGE OF NOTE MATURITIES               PAY NOTE     PAY NOTE
              -----------------------             -----------  --------
       9 months to less than  12 months......       4.500%         4.500%
      12 months to less than  18 months......       4.500%         4.500%
      18 months to less than  24 months......       4.500%         4.500%
      24 months to less than  36 months......       5.125%         5.250%
      36 months to less than  48 months......       5.375%         5.500%
      48 months to less than  60 months......       5.625%         5.750%
      60 months to less than  72 months......       5.800%         5.900%
      72 months to less than  84 months......       5.875%         6.000%
      84 months to less than  96 months......       6.000%         6.125%
      96 months to less than 108 months......       6.000%         6.125%
     108 months to less than 120 months......       6.000%         6.125%
     120 months .............................       6.000%         6.125%


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
     The interest rate on each Note will be either a fixed rate established by the Company at the Issue Date of such Note (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the principal amount payable upon the Maturity Date, or at a floating rate as set forth therein and specified in the applicable Pricing Supplement (a "Floating Rate Note"). A Fixed Rate Note may pay a level amount in respect of both interest and principal amortized over the life of the Note (an "Amortizing Note"). See "Description of Notes-Fixed Rate Notes" and "Description of Notes-Floating Rate Notes." The principal amount payable at the Maturity Date of, or any interest and premium, if any, on, a Note, or both, may be determined by reference to one or more Specified Currencies (a "Currency Indexed Note"), or by reference to the price of one or more specified securities or commodities or to one or more securities or commodities exchange indices or other indices or by other methods (an "Indexed Note," such term to include Currency Indexed Notes) as described in the applicable Pricing Supplement. See "Description of Notes-Currency Indexed Notes," "Description of Notes-Other Indexed Notes and Certain Terms Applicable to All Indexed Notes" and "Risk Factors-Indexed Notes Risks."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS OR ANY PRICING SUPPLEMENT
                     HERETO.  ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                       -------------------------------

            Price to             Agents' Discounts and  Proceeds to
            Public (1)(2)        Commissions (2)(3)     Company (2)(3)(4)
 Per Note   100.00%               .05% - .60%           99.95% - 99.40%
 Total      U.S.$10,000,000,000  U.S. $5,000,000-       U.S.$9,995,000,000-
                                 U.S.$60,000,000        U.S.$9,940,000,000

(1) Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued at 100% of their principal amount.

(2)  Or the equivalent thereof in the Specified Currency.

(continued on following page)
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

(3) The commission payable to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers Inc, Morgan Stanley & Co. Incorporated, Lehman Brothers, Lehman Brothers Inc., J. P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and UBS Securities Inc. (collectively, "the Agents") for each Note sold through such Agent will be computed based upon the Price to Public of such Note and will depend on such Note's Maturity Date. The Company also may sell Notes to an Agent, as principal for its own account for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by such Agent, or if so agreed, at a fixed public offering price. No commission will be payable on any Notes sold directly to purchasers by the Company. The Company has agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

(4)	Before deducting expenses payable by the Company estimated at $2,500,000.


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                           Merrill Lynch & Co.
                          Salomon Brothers Inc
                   Morgan Stanley & Co. Incorporated
                             Lehman Brothers
                       J. P. Morgan Securities Inc.
                         Bear, Stearns & Co. Inc.
                           UBS Securities Inc.
October 20, 1995